SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
    TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)





                                   NuCo2 Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    629428103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 9, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                      |_| Rule 13d-1(b)
                      |X| Rule 13d-1(c)
                      |_| Rule 13d-1(d)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 629428103                 13G                        Page 2 of 4 Pages
--------------------------------------------------------------------------------
------------- ..................................................................
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              James R. Kingsdale
------------- ..................................................................
------------- ..................................................................
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |X|

------------- ..................................................................
------------- ..................................................................
     3        SEC USE ONLY


------------- ..................................................................
------------- ..................................................................
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
------------- ..................................................................
--------------------------------- .......... ...................................
                                      5      SOLE VOTING POWER

                                             237,679
           NUMBER OF
                                  .......... ...................................
                                  .......... ...................................
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         112,340
                                  .......... ...................................
                                  .......... ...................................
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          237,679
                                  .......... ...................................
                                  .......... ...................................
              WITH                    8      SHARED DISPOSITIVE POWER

                                             112,340
--------------------------------- .......... ...................................
------------- ..................................................................
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              350,019
------------- ..................................................................
------------- ..................................................................
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                      |X|
------------- .................................................................
------------- .................................................................
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.9%
------------- .................................................................
------------- .................................................................
     12       TYPE OF REPORTING PERSON*

              IN
------------- .................................................................
                      *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 4 pages

Item 1.

(a)      Name of Issuer

                  NuCo2 Inc.

(b)      Address of Issuer's Principal Executive Offices

                  2800 Southeast Market Place
                  Stuart, FL 34997

Item 2.

(a)      Name of Person Filing

                  James R. Kingsdale (the "Reporting Person")

(b)      Address of Principal Business Office or, if none, Residence

                  P.O. Box 5457
                  Mt. Crested Butte, CO 81225

(c)      Citizenship

                  USA

(d)      Title of Class of Securities

                  Common Stock

(e)      CUSIP Number

                  629428103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.  Ownership

(a)      Amount Beneficially Owned

                  330,019 shares

                  The Reporting Person disclaims beneficial ownership of 6,650 shares held by Andrew S. Kingsdale and 6,850 shares held by Luisa F. Kingsdale, his two adult children.

(b)      Percent of Class

                  4.9% based on 7,216,664 total shares outstanding as reported by NuCo2 Inc.'s Form 10-Q for the quarterly period ended September 30, 1999. If the disclaimed shares are included, the percentage ownership will be 5.0%.

(c) Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote

                           237,679 shares

                               Page 3 of 4 pages

         (ii)     shared power to vote or to direct the vote

                           112,340 shares

         (iii) sole power to dispose or to direct the disposition of

                           237,679 shares

         (iv)     shared power to dispose or to direct the disposition of

                           112,340 shares

Item 5.  Ownership of Five Percent or Less of a Class

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group

                  Not Applicable

Item 9.  Notice of Dissolution of Group

                  Not Applicable

Item I0.  Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         December 16, 1999
                            ----------------------------------------------------
                                               Date


                                       /s/ James R. Kingsdale
                            ----------------------------------------------------
                                             Signature


                                           James R. Kingsdale
                            ----------------------------------------------------
                                              Name/Title



                                Page 4 of 4 pages